EXHIBIT 4.6

                              NMXS.COM, INC.
                        2001  STOCK  ISSUANCE  PLAN
                          As Amended May 1, 2003

I.   GENERAL PROVISIONS

     A.   PURPOSE OF THE PLAN

          This 2001 Stock Issuance Plan (the "Plan") is intended to promote the interests of NMXS.com, Inc., a Delaware corporation (the "Corporation"), by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

          Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.

     B.   STRUCTURE OF THE PLAN

          The Plan shall consist of the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary).

     C.   ADMINISTRATION OF THE PLAN

          1. The Plan shall be administered by the Board. However, any or all administrative functions otherwise exercisable by the Board may be delegated to the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

          2. The Plan Administrator shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan.

     D.   ELIGIBILITY

          1. The persons eligible to participate in the Plan are as follows:

               a.   Employees,

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               b.   non-employee members of the Board or the non-employee
members of the board of directors of any Parent or Subsidiary, and

               c. consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary), provided that such consultants or advisors are natural persons, that they provided bona fide services to the Corporation (or the Parent or Subsidiary); and that the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Corporation's securities.

          2. The Plan Administrator shall have full authority to determine, with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive stock issuances, the time or times when such issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares, and the consideration to be paid by the Participant for such shares.

          3. The Plan Administrator shall have the absolute discretion to effect stock issuances in accordance with the Stock Issuance Program.

     E.   STOCK SUBJECT TO THE PLAN

          1. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 3,400,000 shares.

          2. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to the maximum number and/or class of securities issuable under the Plan. The adjustments determined by the Plan Administrator shall be final, binding, and conclusive.

II.  STOCK ISSUANCE PROGRAM

     A.   STOCK ISSUANCE TERMS

          Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.

          1.   Purchase Price.

               a. The purchase price per share shall be fixed by the Plan Administrator but shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the issue date. However, the purchase price per share of Common

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Stock issued to a 10% Shareholder shall not be less than one hundred and ten percent (110%) of such Fair Market Value.

               b. Subject to the provisions of Section III. A, shares of Common Stock may be issued under the Stock Issuance Program for any of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

                    (1)  cash or check made payable to the Corporation;

                    (2) past services rendered to the Corporation (or any Parent or Subsidiary); or

                    (3) the agreement of a Participant to accept employment or a board position and the undertaking and performance of services with or to the Corporation (or any Parent or Subsidiary).

          2.   Vesting Provisions.

               a. Shares of Common Stock issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant's period of Service or upon attainment of specified performance objectives. However, the Plan Administrator may not impose a vesting schedule upon any stock issuance effected under the Stock Issuance Program which is more restrictive than twenty percent (20%) per year vesting, with initial vesting to occur not later than one (1) year after the issuance date.

               b. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant's unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant's unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

               c. The Participant shall have full shareholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant's interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

               d. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those

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shares.  To the extent the surrendered shares were previously issued to the
Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares.

               e. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant's interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant's cessation of Service or the attainment or non-attainment of the applicable performance objectives.

     B.   CORPORATE TRANSACTION

          1. Upon the occurrence of a Corporate Transaction all unvested shares not assumed by the successor corporation (or parent thereof) shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares.

          2. The Plan Administrator shall have the discretionary authority, exercisable at the time the unvested shares are issued, to provide that the unvested shares shall immediately vest in the event of a Corporate Transaction or in the event that the Participant's Service should subsequently terminate by reason of an Involuntary Termination within a period designated by the Plan Administrator following the effective date of any Corporate Transaction in which the vesting rights are assumed by the successor corporation (or parent thereof).

     C.   SHARE ESCROW/LEGENDS

          Unvested shares may, in the Plan Administrator's discretion, be held in escrow by the Corporation until the Participant's interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

III. MISCELLANEOUS

     A.   FINANCING

          The Plan Administrator may permit any Participant to pay the purchase price for shares issued to such person under the Stock Issuance Program by delivering a full-recourse, interest-bearing promissory note payable in one or more installments and secured by the purchased shares. In no event shall the maximum credit available to the Participant exceed the

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sum of (i) the aggregate purchase price payable for the purchased shares plus (ii) any Federal, state and local income and employment tax liability incurred by the Participant in connection with the share purchase.

     B.   EFFECTIVE DATE AND TERM OF PLAN

          1. The Plan shall become effective when adopted by the Board, but no shares shall be issued under the Plan, until the Plan is approved by the Corporation's shareholders. Subject to such limitation, the Plan Administrator may issue shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

          2. The Plan shall terminate upon the earliest of (i) the expiration of the ten (10)-year period measured from the date the Plan is adopted by the Board, or (ii) the date on which all shares available for issuance under the Plan shall have been issued. All unvested stock issuances outstanding at that time under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such issuances.

     C.   AMENDMENT OF THE PLAN

          1. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to unvested stock issuances at the time outstanding under the Plan unless the Participant consents to such amendment or modification. In addition, certain amendments may require shareholder approval pursuant to applicable laws and regulations.

          2. Shares may be issued under the Stock Issuance Program which are in each instance in excess of the number of shares of Common Stock then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then the Corporation shall promptly refund to the Participants the purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically canceled and cease to be outstanding.

     D.   USE OF PROCEEDS

          Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

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     E.   WITHHOLDING

          The Corporation's obligation to deliver shares of Common Stock upon the vesting of any shares issued under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

     F.   REGULATORY APPROVALS

          The implementation of the Plan and the issuance of any shares of Common Stock under the Stock Issuance Program shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan and the shares of Common Stock issued pursuant to it.

     G.   NO EMPLOYMENT OR SERVICE RIGHTS

          Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.


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                                 APPENDIX

The following definitions shall be in effect under the Plan:

     "Board" shall mean the Corporation's Board of Directors.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Committee" shall mean a committee of two (2) or more Board members appointed by the Board to exercise one or more administrative functions under the Plan.

     "Common Stock" shall mean the Corporation's common stock.

     "Corporate Transaction" shall mean either of the following shareholder approved transactions to which the Corporation is a party:

          (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

          (b) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

     "Corporation" shall mean NMXS.com, Inc., a Delaware corporation.

     "Employee" shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

     "Fair Market Value" per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

          (a) If the Common Stock is at the time traded on the NASDAQ National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the NASDAQ National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

          (b) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question,

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then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

          (c) If the Common Stock is at the time neither listed on any Stock Exchange nor traded on the NASDAQ National Market, then the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

     "Involuntary Termination" shall mean the termination of the Service of any individual which occurs by reason of :

          (a) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

          (b) such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and target bonuses under any corporate performance based bonus or incentive programs) by more than fifteen percent (15%) or (c) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected without the individual's consent.

     The Plan Administrator shall be entitled to revise the definition of Involuntary Termination and Misconduct with respect to individual
Participants under the Plan.

     "Misconduct" shall mean the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

     "Parent" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     "Participant" shall mean any person who is issued shares of Common Stock under the Stock Issuance Program.

     "Plan" shall mean the Corporation's 2001 Stock Issuance Plan, as set forth in this document.

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     "Plan Administrator" shall mean either the Board or the Committee acting in its capacity as administrator of the Plan.

     "Service" shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

     "Stock Exchange" shall mean either the American Stock Exchange or the New York Stock Exchange.

     "Stock Issuance Agreement" shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

     "Stock Issuance Program" shall mean the stock issuance program in effect under the Plan.

     "Subsidiary" shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     "10% Shareholder" shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).